Exhibit 10.6

METAMATERIAL TECHNOLOGIES USA INC.

EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of April 20, 2023 (the “Effective Date”), by and between Metamaterial Technologies USA Inc. (the “Company”) and Uzi Sasson (“Executive”) (collectively referred to as the “Parties” or individually referred to as a “Party”). The terms of this Agreement and Employee’s employment with the Company will be effective as of the Effective Date.

RECITALS

WHEREAS, the Company is a wholly owned subsidiary of Meta Materials Inc. (“Parent”) (together with any sister corporations or affiliates of the Company, the “Company Group”);

WHEREAS, the Company wishes to retain the services of Executive performed for the Company Group and to enter into an agreement embodying the terms of such employment; and

WHEREAS, the Executive desires to accept such employment on the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing recital and the respective undertakings of the Company and Executive set forth below, the Company and Executive agree as follows:

1.
Duties and Scope of Employment.
a.
Positions and Duties. Executive will initially be employed by the Company based in the Company’s offices in Pleasanton, California. The Executive acknowledges that the Parent has its registered office in Halifax, Nova Scotia, and has operations in Vancouver, British Columbia, London and other locations and that Executive may be required from time to time to travel on behalf of the Company throughout the world. In connection with Executive’s employment with the Company, Executive shall, as of the Effective Date, be appointed to serve as Chief Financial Officer of Parent and Chief Operating Officer, reporting to the Parent’s Chief Executive Officer (the “CEO”). Executive will have such duties and responsibilities and render such business and professional services in the performance of Executive’s duties, consistent with Executive’s position, as will reasonably be assigned to him by the CEO. The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.”
b.
Obligations. During the Employment Term, Executive will perform his duties faithfully and to the best of his ability and will devote his full business efforts and time to the Company Group. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company Group is now involved or becomes involved during the Employment Term for any direct or indirect remuneration without the prior approval of the CEO or the Board of Directors of Parent (the “Board”), and Executive will not engage in any other activities that conflict with Executive’s obligations to the Company Group. Executive agrees to abide and be bound by the rules and policies of the Company, including its Code of Business Conduct and Ethics and Employee Handbook, as amended from time to time and provided to Executive.
2.
At-Will Employment. The parties agree that Executive’s employment with the Company will be “at-will” employment and may be terminated at any time with or without cause or notice. Executive understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his employment with the Company.
3.
Compensation.
a.
Base Salary. During the Employment Term, the Company will pay Executive an annual salary of $375,000 as compensation for his services (the “Base Salary”). The Base Salary will be paid bimonthly in accordance with the Company’s normal payroll practices and be subject to the usual, required withholdings.
b.
Target Bonus. Executive will be eligible to receive an annual a bonus with a target of 65% of Base Salary (the “Bonus”). The amount of the Bonus, if any, will be determined by the Board in its sole discretion, based on achievement of Company Group performance and Executive’s individual performance goals. The Bonus will be prorated for 2023. The Bonus, if awarded, will be paid, less the usual, required withholding, within thirty (30) days of the date of the Company Form 10-K for annual performance period to which the bonus relates, subject to Executive’s remaining employed by the Company on the date that the Bonus is paid.
c.
Equity.
i.
Initial Option. At the first meeting of the Board following the Effective Date, the Company will recommend that Executive be granted a stock option to purchase 300,000 shares of Parent common stock (the “Initial Option”), subject to Executive’s continued employment through the grant date. The Initial Option shall have an exercise price equal to the fair market value of a share of Company’s common stock on the date of grant. The Company will recommend that the shares subject to the Initial Option be scheduled to vest 25% annually over four years, subject to Executive’s continued service with the Company through each vesting date. The Initial Option will be subject to the terms, definitions and provisions of the Company’s 2021 Equity Incentive Plan and a stock option agreement by and between Executive and the Parent, both of which documents are incorporated herein by reference.

ii.
Long Term Incentive Grant. At the first meeting of the Board following the Start Date, the Company will also recommend that Executive be granted additional equity awards having an intended aggregate grant date value of $500,000 (the “LTIP Grant”), computed using the Black Scholes valuation model, subject to Employee’s continued employment through the grant date. The amount of the LTIP Grant will be prorated to 75% for 2023. The LTIP Grant will consist of 50% in stock options and 50% in restricted stock units. The LTIP For each such award, the Company will recommend that the shares subject to the LTIP Grant will vest over a four-year period, with 25% of such shares vesting annually over the next four years. Stock options subject to the LTIP Grant will have a per share exercise price equal to the fair market value of a share of the Company’s common stock on the date of grant, as determined by the Board. All other terms applicable to LTIP Grant will be subject to the terms, definitions and provisions of the Company’s 2021 Equity Incentive Plan and form of stock option agreement and restricted stock unit agreement by and between Executive and the Parent, which documents are incorporated herein by reference.
iii.
Other Awards. Executive will be eligible to receive awards of stock options, restricted stock or other equity awards pursuant to any plans or arrangements the Company or the Parent may have in effect from time to time. The Board or a committee of the Board shall determine in its discretion whether Employee shall be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.
d.
Employee Benefits. During the Employment Term, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, under the terms and conditions of those plans, including eligibility requirements. The Company will match Executive’s contributions to the Company 401(k) plan 100% up to $6,000 per year. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time in its discretion.
4.
Vacation. Executive will be entitled to paid vacation of twenty five (25) days per year in accordance with and subject to the Company’s vacation policy (as in effect from time to time), with the timing and duration of specific days off mutually and reasonably agreed to by the parties hereto.
5.
Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

7.
Termination. Upon Executive’s termination of employment with the Company for any reason (i) all vesting will terminate immediately with respect to Executive’s outstanding equity awards, (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), and (iii) Executive will only be eligible for severance benefits in accordance with the Company’s established policies, if any, as then in effect.
8.
Confidential Information. Executive agrees to execute the Company’s standard Proprietary Information and Inventions Agreement (the “Confidential Information Agreement”) as of the Effective Date.
9.
Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.
10.
Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well-established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:Metamaterial Technologies USA Inc.Attn: George Palikaras, President & CEO1 Research Drive, Dartmouth, Nova Scotia, Canada B2Y 4M9 If to Executive:at the last residential address known by the Company.

11.
Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.
12.
Integration. This Agreement and the Confidential Information Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral, other than the Founder’s Shares Agreement, which remains in full force and effect. This Agreement may be modified only by agreement of the parties by a written instrument executed by the parties that is designated as an amendment to this Agreement.

13.
Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.
14.
Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
15.
Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.
16.
Governing Law. This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).
17.
Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.
18.
Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year set forth below.

COMPANY:

METAMATERIAL TECHNOLOGIES USA INC.

By:/s/ George Palikaras Date:

George Palikaras

President and Chief Executive Officer

EXECUTIVE:

/s/ Uzi Sasson Date:

Uzi Sasson

Chief Financial Officer and Chief Operating Officer

[SIGNATURE PAGE TO EXECUTIVE EMPLOYMENT AGREEMENT]